                                                                    EXHIBIT 10.1


                        SEPARATION AND RELEASE AGREEMENT


This is a complete and final Agreement between Chris Belden (for yourself, your spouse and anyone acting for you) ("you"), and Freescale Semiconductor, Inc. (for itself, its subsidiaries and affiliates and anyone acting for Freescale) ("Freescale") that resolves all matters between you and Freescale. Except where otherwise specified, this Agreement supersedes and nullifies all prior and concurrent communications, acknowledgements and agreements between you and Freescale, including any prior versions of this Agreement. This Agreement has been individually negotiated and is not part of a group incentive or other termination program. In consideration for the payments and benefits provided under this Agreement, you and Freescale agree to the following terms of your separation from Freescale:

1. SEPARATION. You are relieved of all duties and responsibilities effective February 12, 2005 (the "Transition Date"). You tender and Freescale accepts your resignation as a director or officer of Freescale and its subsidiaries and affiliates effective as of the Transition Date. Your employment by Freescale shall continue through July 29, 2005 (the "Separation Date"). Subject to the restrictions in this Agreement, and particularly sections 7, 8, 9, 10 and 11, you are not precluded from accepting employment or providing services to another company during the period between your Transition and Separation Dates. Your separation shall be documented as a termination without cause. At Freescale's request, you shall execute any and all documents reasonably necessary to confirm your resignation as a director and/or officer of Freescale and its subsidiaries and/or affiliates.

2. SEPARATION ALLOWANCE AND INCENTIVE PLANS. Freescale will pay you at your regular base salary rate at regular payroll intervals, less applicable state and federal payroll deductions, between your Transition Date and Separation Date. The total gross amount of these payments is approximately One Hundred Fifty Two Thousand Six Hundred Fifty Three Dollars and Eighty Five cents ($152,653.85)(the "Transition Allowance"). You understand and agree that you are not otherwise entitled to the payments constituting this Transition Allowance, and that this Transition Allowance is sufficient consideration for your obligations under this Agreement. Freescale also will pay you a lump sum Separation Allowance in the amount of Three Hundred Eighty One Thousand Nine Hundred Fifteen Dollars and Fifteen cents ($381,915.15), less applicable state and federal payroll tax deductions, within thirty (30) days after you have signed and not revoked this Agreement. You acknowledge and agree that this Separation Allowance constitutes an amount to which you are not otherwise entitled, and serves as additional consideration for this Agreement. After July 29, 2005 but prior to August 19, 2005 you will sign, return and not revoke Attachment A to this Agreement. You understand and agree that if you fail to sign and return or if you revoke Attachment A you will be required to repay to Freescale this entire Separation Allowance.

Second, you are eligible to receive an incentive payment from Freescale under the Freescale/Motorola Incentive Plan for the 2004 plan year in accordance with the terms of that plan. Freescale will apply an individual performance factor of
1.00 in computing the amount of payment you receive under the plan. You understand that under the terms of this plan Freescale has complete discretion as to whether you receive a payment under this plan and the amount of any such payment. Accordingly, its commitment in this Agreement to apply a performance factor of 1.00 and to make a payment to you under the plan is additional consideration for this Agreement. You understand that you will not receive any payment under the Freescale Incentive Plan for the 2005 plan year.

Third, you are eligible to receive a payment under the 2004 Freescale Special Incentive Plan for the 2004 plan year if Freescale meets certain financial targets under the terms of that plan. Your eligibility to receive any qualifying payment under this plan is not impacted by this Agreement except as follows: if any portion of the payment to you under the plan would have been made in restricted stock units, you will receive a cash payment in lieu of the restricted stock units. Since the restricted stock units you would receive under the terms of the plan would be forfeited upon your separation on July 29, 2005 and would have no value, you understand and agree the payment of cash in lieu of restricted stock units is a payment you are not otherwise entitled to and is additional consideration for this Agreement. You further understand that you are not eligible for and will not receive any payment for the 2005 plan year.

Finally, as part of the separation of Freescale from Motorola, Inc. ("Motorola"), Motorola and Freescale agreed to make certain payments to you as a result of your participation in the Motorola Elected Officer Supplemental Retirement Plan. The payment Freescale agreed to make to you is described in the letter executed by you and attached as Attachment B to this Agreement. This payment is not impacted by this Agreement, and is not additional consideration for your promises and obligations herein.

The Separation Allowance and other payments described in this section include and exceed any pay, bonuses, or any other amounts that are unpaid as of your separation, other than pay for accrued and unused Paid Time Off. You will be paid for any Paid Time Off you have accrued but not used as of your Separation Date. You acknowledge that you will only be paid the amounts specifically identified in this Agreement and will not receive any additional payments from Freescale.



                                                                 Final v.1.25.05
Belden Separation Agreement

3. BENEFIT AND EQUITY PLANS.

(a) The effect of your separation and this Agreement upon your participation in, or coverage under, any of Freescale's benefit or compensation plans and any applicable stock option plans, award documents or restricted stock or restricted stock unit agreements shall be governed by the terms of those plans and agreements except as specifically modified by this Agreement. Unless specifically set forth in this Agreement, Freescale is making no guarantee, warranty or representation in this Agreement regarding any position that may be taken by any administrator or plan regarding the effect of this Agreement upon your rights, benefits or coverage under those plans.

(b) Upon your separation, each of your outstanding Freescale stock option grants (including the Motorola stock option grants converted to Freescale stock options as of Freescale's separation from Motorola) will be accorded the most favorable treatment for which each grant qualifies per the terms of the applicable stock option plans or award documents. Since your separation is a termination without cause, generally this means that you will have twelve (12) months to exercise vested options and that you will forfeit any options or restricted stock or restricted stock units not vested as of your Separation Date.

(c) Benefits coverage under the Freescale Employee Medical Benefits Plan (the "Medical Plan"), as amended from time to time, will be continued at the regular employee contribution rate through July 31, 2005, provided that you comply with all terms and conditions of the Medical Plan, including paying the necessary contributions and provided further, if you are reemployed with another employer and become covered under that employer's medical plan, the medical benefits described herein (if they are not terminated as provided in COBRA, defined below) shall be secondary to those provided under such other plan. After your Separation Date, you may elect to continue medical benefits under the Medical Plan at your own expense, in accordance with COBRA. The COBRA period commences on the first of the month following the Separation Date. As additional consideration for this Agreement, Freescale will pay you the amount of Twenty Seven Thousand Dollars ($27,000.00), less applicable state and federal tax deductions. This payment is provided to help you with payment of COBRA premiums for continuation of your medical benefits.

4. TRANSFER OF EQUIPMENT/OUTPLACEMENT/FINANCIAL PLANNING. Effective on or within thirty business days after your Transition Date, Freescale will transfer to you ownership of your company car, your cellular phone, your pager and your Blackberry PDA. On that date you will assume responsibility for all insurance, maintenance, service and other fees related to this equipment. The parties agree that any fair market value of the car will be calculated as of the Separation Date, and that you are responsible for the payment of income tax due as a result of this transfer. Freescale also will provide senior executive outplacement and career continuation services by a firm to be selected by Freescale for a period of up to one (1) year, and will also provide you with the Freescale Executive Financial Planning benefit for 2005, including tax preparation services for your 2004 tax return, if you elect to participate in either service.

5. NO DISPARAGEMENT. You agree that you will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon Freescale or its good will, products or business opportunities, or in any manner detrimental to Freescale, though you may assist and cooperate with the Equal Employment Opportunity Commission or other government agency and otherwise give truthful and nonmalicious testimony as may be required by law or legal process.

6. COOPERATION/INDEMNIFICATION. From your Separation Date, and for as long thereafter as shall be reasonably necessary, you agree to cooperate fully with Freescale in any investigation, litigation or other action arising out of transactions in which you were involved or of which you had knowledge during your employment by Freescale. If you incur any business expenses in the course of performing your obligations under this paragraph, you will be reimbursed for the full amount of all reasonable expenses upon your submission of adequate receipts confirming that such expenses actually were incurred. Freescale will indemnify you for judgments, fines, penalties, settlement amounts and expenses (including reasonable attorneys fees and expenses) reasonably incurred in defending any actual or threatened action, lawsuit, investigation or other similar proceeding arising out of your employment with Freescale, provided that if the matter is a civil action, you acted in good faith and in a manner you reasonably believed to be in, or not opposed to, the best interests of Freescale and if the matter is a criminal action, and you had no reasonable cause to believe your conduct was unlawful.

7. PROTECTION OF CONFIDENTIAL INFORMATION AND TRADE SECRETS. You agree to maintain the confidentiality of Freescale's confidential or proprietary information and trade secrets in accordance with agreements previously signed by you and with the law applicable to you as an officer and/or director of Freescale, including but not limited to state trade secret protection statutes and your common law fiduciary duty and duty of loyalty. Such Freescale confidential and proprietary information and trade secrets relating to Freescale's past, present, or future business, products or technology include, but are not limited to, information in the following categories: (a) strategy and roadmap information including but not limited to business plans, strategic plans, initiatives, potential merger, acquisition and divestiture plans, venture capital investment plans, five-year and other financial and business plans, new and existing business/product plans, and capital planning; (b) alliance, investment and strategic relationship information including but not limited to non-public alliance and investment identity, terms and conditions of contracts, terms of investment, and status of existing/consideration of potential alliances and strategic relationships; (c) management information including but not limited to activities of any corporate-level, region-wide, Freescale-wide, business unit, regional or account leadership team, or their direct reports; (d) technology information including but not limited to present and future research and development, technology roadmaps, technology licensing strategies, and communications and semiconductor core and process strategies; (e) employee and employment information (other than information that relates solely to your own salary, benefits and performance while employed with the company) including but not limited to members of leadership teams, job functions, organization and reporting relationships, individual performance, salaries, grades, stock options, bonus plans, variable pay plans, management and leadership planning, and high potential employee information, benefits, recruiting, and human resources policy and procedure; (f) customer information of Freescale including but not limited to non-public customer identity, product purchases, purchase volume, purchase quantity, product mix, sales strategies for particular customers, pricing, distribution plans and strategies, and customer relationship information; (g) product pricing and cost information including but not limited to product costs, margins, manufacturing, sales, development, and distribution costs; (h) manufacturing information including capacity, vendors, materials costs, foundry and outsourcing relationships, volume, pricing, and strategy, and internal manufacturing capabilities and strategy; (i) core process redesign plans, strategies, activities and implementation. Nothing in this Agreement is intended to prohibit you from disclosing information about Freescale, its customers, successors or assigns, or its affiliated entities, or about its or their products, services or business opportunities that is not confidential or proprietary. You shall give Freescale reasonable advance written notice of your intent to disclose any potentially confidential information obtained by you as a result of your employment by Freescale. You agree to keep the terms of this Agreement confidential, except as required in Paragraph 8, or unless required by law or legal process to disclose this information, to your attorney, to anyone preparing your tax returns or to a prospective employer (with economic terms deleted).

8. PROTECTION AGAINST INEVITABLE DISCLOSURE. You acknowledge that the nature of your duties and responsibilities for a future employer or for any entity or business for which you perform services in a contract relationship (including but not limited to service as a member of a board of directors or advisory council), might, by the very nature of the duties and responsibilities, result in the disclosure of trade secrets or other information that is confidential and/or proprietary to Freescale. Accordingly, you agree to inform any future employer, or entity or business contracting with you for services, of the possibility of such disclosure and the requirements of this Agreement and request that safeguards be established to ensure against such disclosure. You agree that you will not perform any duties or responsibilities for any third party that will involve the disclosure of Freescale confidential and/or proprietary information or trade secrets or that will present a reasonable possibility of such disclosure.

9. RETURN OF FREESCALE PROPERTY. You further agree, pursuant to your obligations to Freescale under the provisions of your Assignment and Confidentiality Agreement, the Freescale Code of Business Conduct and Ethics, and the Freescale SOP entitled Protection of Proprietary Information (POPI) to return to Freescale by your Separation Date all Freescale property and confidential and/or proprietary information including the originals and all copies and excerpts of documents, drawings, reports, specifications, samples and the like that were/are in your possession at all Freescale and non-Freescale locations, including but not limited to information stored electronically on computer hard drives or disks. The items identified in Section 4 above are excluded from this obligation.

10. NON-COMPETITION/NO SOLICITATION. You acknowledge that you have entered into certain Stock Option Agreements with Motorola and Freescale, and that such agreements, including the non-competition provisions therein, continue in full force and effect. You further agree that for all options covered by one of these agreements and converted to Freescale options as a result of the separation of Freescale from Motorola, Freescale has the right to rely upon and enforce the Stock Option Agreements as if Freescale and you were the original parties to the Agreement. In addition to the obligations contained in the Stock Option Agreements, for a period of two years following your Separation Date, you will not recruit, solicit or induce, or cause, allow, permit or aid others to recruit, solicit or induce, or to communicate in support of those activities, any employee of Freescale to terminate his/her employment with Freescale and/or to seek employment with your new or prospective employer, or any other company. Before you begin any proposed employment (every reference in this Section 10 and Section 11 to "employment" includes employment or the provision of services in any capacity including but not limited to service as consultant, contractor or as a member of a board of directors or advisory council) during the two-year period following the Separation Date with any person, company or entity that designs, manufactures (or subcontracts the manufacture of), or sells, integrated circuits/semiconductors, microcontrollers, or similar products, you agree that you will seek Freescale's prior written consent that the proposed employment does not violate the non-competition provisions of the Stock Option Agreements; provided that the parties agree that you need not seek the consent of Freescale if your proposed employment during that period is with any person, company or entity that provides equipment, production materials, or other similar products to the semiconductor industry and that such employment does not violate the non-competition provisions of the Stock Option Agreements, or the provisions of Sections 7 or 8 of this Agreement. In response to your recent request, Freescale hereby provides you consent to seek employment with the following companies:
Applied Materials, Air Products, RF Micro Devices and DuPont Photomasks. Conversely, Freescale hereby informs you that it would object to your employment with and not provide consent for the following companies (this list is not comprehensive): TSMC, UMC and Broadcom. You further understand and agree that if you accept employment with any person, company or entity that provides equipment, production materials, or other similar products to the semiconductor industry, including Applied Materials, Air Products, RF Micro Devices and DuPont Photomasks, for a period of one year after your Separation Date you cannot be the company's representative to Freescale, and you will not be involved in any way with any services, supply arrangement or other contract negotiations between that company and Freescale.

For any situations requiring Freescale's consent under this Agreement, Freescale agrees that it will not unreasonably delay or withhold consent. If the parties are unable to reach agreement within 10 business days after Freescale's receipt of your written request for consent, you may proceed to refer the matter to a qualified, independent neutral expert experienced in the industry, (the "Neutral Expert"), by providing written notice to Freescale. Within five business days after Freescale receives your written notice, the parties will choose a mutually acceptable Neutral Expert. No party will unreasonably withhold consent to the selection of the Neutral Expert. Within seven business days after the Neutral Expert is selected, or as soon thereafter as the Neutral Expert is able to meet with the parties, the parties will meet with the Neutral Expert to present their positions, in a manner to be determined by the Neutral Expert. Based exclusively on the evidence presented by the parties at that meeting, the Neutral Expert will determine whether your proposed employment or other engagement violates the non-competition provisions of the Stock Option Agreements. The decision of the Neutral Expert will be final, binding, and non-appealable.

11. NEW EMPLOYMENT. You agree that you will immediately inform Freescale of (i) the identity of any new employment, start-up business or self-employment in which you have engaged or will engage between the date you sign this Agreement and February 11, 2007 (the "Notice Period"), (ii) your title in any such engagement, and (iii) your duties and responsibilities. You hereby authorize Freescale to provide a copy of this Agreement, excluding the economic terms, to any new employer or other entity or business by which you are engaged during the Notice Period. You further agree that during the Notice Period, you will provide such non-confidential information to Freescale as it may from time to time reasonably request in order to determine your compliance with this Agreement.

12. BREACH OF AGREEMENT. You acknowledge that Freescale's agreement to make the payments set forth in Section 2 above (other than the tax gross up payment for your Motorola Elected Officer Supplemental Retirement Plan and the cash portion of the Freescale 2004 Freescale Special Incentive Plan) is conditioned upon your faithful performance of your obligations under this Agreement, and you agree to repay to Freescale all sums received from Freescale under Section 2 (other than the tax gross up payment for your Motorola Elected Officer Supplemental Retirement Plan and the cash portion of the Freescale 2004 Freescale Special Incentive Plan) if you breach any of your obligations under Paragraphs 7, 8, 9, 10, or 11 of this Agreement. In any dispute regarding this Agreement, the prevailing party may recover reasonable attorney's fees and costs.

13. NON-ADMISSION/GENERAL RELEASE. You, for yourself, your agents, attorneys, heirs, administrators, executors and assigns, and anyone acting or claiming on your or their joint or several behalf, hereby waive, release and forever discharge Freescale, its present and former employees, officers, directors, agents, affiliates, subsidiaries, insurers, predecessors, successors, and assigns, the Freescale Board of Directors, its agents, successors, affiliates, and assigns, and anyone acting on their joint or several behalf (the "Releasees"), from and on any and all known or unknown claims, causes of action, demands, damages, costs, expenses, liabilities, grievances, or other losses whatsoever that in any way arise from, grow out of or are related to events or circumstances that occurred prior to the date of your execution of this Separation and Release Agreement, including but not limited to any matter that relates to your employment with Freescale or the termination thereof.

You agree that the claims that you are waiving, releasing, and discharging include, but are not limited to, those arising from (a) any federal, state, or municipal civil rights, anti-discrimination, employment-related law, statute, or ordinance; or (b) any federal, state, or municipal law, statute, ordinance, or common law doctrine regarding (i) the existence or breach of oral or written contracts or employment, including any retention, change of control or other similar agreements (ii) defamation or slander, (iii) negligent or intentional misrepresentations, (iv) wrongful discharge, (v) interference with contract,
(vi) negligent or intentional infliction of emotional distress, (vii) violation of public policy, (viii) retaliation, (ix) promissory estoppel, (x) harassment,
(xi) whistle blowing, or (xii) unpaid wages. By way of example, this release covers any and all claims arising under the Age Discrimination in Employment Act, tho Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the National Labor Relations Act, the Fair Labor Standards Act, and any other federal, local or common laws regarding rights or claims relating to employment. You understand that by signing this General Release you are not releasing any accrued and vested rights you have under Freescale benefit plans that survive separation from employment under the terms of the plans; any rights that cannot be waived by law, including the right to file an administrative charge of discrimination; or any rights that arise under this Agreement.

14. CONDITIONS OF AGREEMENT. You agree that you are signing this Agreement knowingly and voluntarily, that you have not been coerced or threatened into signing this Agreement and that you have not been promised anything else in exchange for signing this Agreement. You agree that if any part of this Agreement is found to be illegal or invalid, the rest of the Agreement will still be enforceable. You further agree that you have had sufficient time (at least 21 days) to consider this Agreement and you were advised to consult with an attorney, if desired, before signing below. You understand and agree that any change, whether material or otherwise, to the initial terms of this Agreement shall not restart the running of this twenty-one (21) day period. This Agreement will not become effective or enforceable until seven days after you sign it, during which time you can revoke it if you wish, by delivering a signed revocation letter within the seven-day period to Larry M. Parsons, Freescale Law Department, 7700 West Parmer Lane, MD: TX32/PL02, Austin, Texas 78729.


CHRIS BELDEN                                                   FREESCALE SEMICONDUCTOR, INC.

         /s/ Christoper P. Belden                                      By:        /s/ David Dootlittle
--------------------------------------------                              -----------------------------------
                                                                       David Doolittle
                                                                       Senior Vice President, Human Resources

Date:       January 26, 2005                                   Date:   January 26, 2005
     -------------------------------                                -----------------------------
(to be signed no later than February 12, 2005
and original returned to Larry Parsons at above address)

                                  ATTACHMENT A

15. In consideration for the promises made by Freescale in the Separation and Release Agreement to which this is Attachment A, you, for yourself, your agents, attorneys, heirs, administrators, executors and assigns, and anyone acting or claiming on your or their joint or several behalf, hereby waive, release and forever discharge Freescale, its present and former employees, officers, directors, agents, affiliates, subsidiaries, insurers, predecessors, successors, and assigns, the Freescale Board of Directors, its agents, successors, affiliates, and assigns, and anyone acting on their joint or several behalf (the "Releasees"), from and on any and all known or unknown claims, causes of action, demands, damages, costs, expenses, liabilities, grievances, or other losses whatsoever that in any way arise from, grow out of or are related to events or circumstances that occurred prior to the date of your execution of this Attachment A, including but not limited to any matter that relates to your employment with Freescale or the termination thereof.

You agree that the claims that you are waiving, releasing, and discharging include, but are not limited to, those arising from (a) any federal, state, or municipal civil rights, anti-discrimination, employment-related law, statute, or ordinance; or (b) any federal, state, or municipal law, statute, ordinance, or common law doctrine regarding (i) the existence or breach of oral or written contracts or employment, including any retention, change of control or other similar agreements (ii) defamation or slander, (iii) negligent or intentional misrepresentations, (iv) wrongful discharge, (v) interference with contract,
(vi) negligent or intentional infliction of emotional distress, (vii) violation of public policy, (viii) retaliation, (ix) promissory estoppel, (x) harassment,
(xi) whistle blowing, or (xii) unpaid wages. By way of example, this release covers any and all claims arising under the Age Discrimination in Employment Act, tho Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the National Labor Relations Act, the Fair Labor Standards Act, and any other federal, local or common laws regarding rights or claims relating to employment. You understand that by signing this Attachment A you are not releasing any accrued and vested rights you have under Freescale benefit plans that survive separation from employment under the terms of the plans; any rights that cannot be waived by law, including the right to file an administrative charge of discrimination; or any rights that arise under this Agreement. This Attachment A will not become effective or enforceable until seven days after you sign it, during which time you can revoke it if you wish, by delivering a signed revocation letter within the seven-day period to Larry M. Parsons, Freescale Law Department, 7700 West Parmer Lane, MD: TX32/PL02, Austin, Texas 78729.


Agreed to and accepted by:



--------------------------------
Chris Belden


Date:
      --------------------------
(to be signed after July 29, 2005 and before August 19, 2005 and original returned to Larry Parsons at the above address)

                   FREESCALE SEMICONDUCTOR, INC. 6501 WILLIAM CANNON DRIVE WEST,
                                                           AUSTIN, TX 78735-8598


(FREESCALE SEMICONDUCTOR, INC. LOGO)

                                              July 13, 2004


Mr. Christopher P. Belden
Freescale Semiconductor, Inc.
6501 William Cannon Drive West
Austin, TX 78735

Dear Mr. Belden:

As you know, the Board of Directors of Motorola, Inc. ("Motorola") has awarded you $430,000 to compensate you for the loss of your unvested benefits under the Motorola Elected Officer Supplemental Retirement Plan (the "Plan") and to further motivate you to make Freescale a success. Fifty percent of the award will be paid to you on the two-year anniversary of the date Motorola distributes its remaining interest in Freescale Semiconductor, Inc. ("Freescale") to Motorola's common stockholders' (the "Distribution Date") and the other 50% on the three-year anniversary of the Distribution Date. These payments are conditioned on your remaining an employee of Freescale or any sucessor thereof on the date of payment. However, you will be entitled to a lump sum payment of any unpaid portion of the award if your employment with Freescale or any successor is terminated by your death or disability or by Freescale or its successor without cause.

The Board of Directors of Freescale has approved the reimbursement of any tax cost you incur as a result of the receipt of these payments from Motorola on a grossed-up basis. For purposes of determining the amount of the gross-up payment, you will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the gross-up payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality in which you are resident at that time, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state and local taxes.

You hereby agree to notify Freescale of the amount of any payment received from Motorola in payment of the award and the date of such payment.

Please affix your signature to the enclosed copy of this letter agreement and return it to me at your earliest convenience.

Sincerely,

/s/ KAREN ROSCHER

Karen Roscher
FREESCALE SEMICONDUCTOR, INC.


ACCEPTED:

CHRIS BELDEN
---------------------

Date:   8/3/04
     ----------------